Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is between SSB Bank, SSB Bancorp, Inc. and SSB Bancorp, MHC (collectively the “Company”) and Jennifer Harris (“Employee”).
WHEREAS, the Employee’s employment was terminated on May 3, 2019 (“Termination Date”);
WHEREAS, the Company is willing to pay Employee certain severance in exchange for a release of claims and other commitments.
NOW THEREFORE, intending to be legally bound and for good and valuable consideration, Company and Employee agree as follows:
1. Recitals.  The foregoing recitals are true and correct and incorporated herein.
2. Termination of Employment.
(a) The Company timely paid or will timely pay Employee, in accordance with its normal payroll and other procedures (or as otherwise required by law), for (i) Employee’s work through the Termination Date; (ii) Employee’s accrued but unused vacation pay for calendar year 2019; and (iii) Employee’s properly reported and reimbursable business expenses, less all required tax withholdings and other deductions.
(b) Employee’s eligibility to participate in the Company’s group insurance and other welfare benefit plans and programs ceased as of the Termination Date, except that Employee’s group insurance medical benefits ceased or will cease on May 31, 2019, unless otherwise extended under COBRA.
(c) The foregoing payments and benefits have been or will be provided to Employee regardless of whether Employee signs or revokes this Agreement.
(d) Employee’s personal belongings will be packed up and shipped to Employee within three (3) business days of the effective date.
3. Severance Benefits.
(a) The Company will continue to pay Employee at the rate of Employee’s current annual salary (excluding bonuses, commissions, incentive payments, and any other form of supplemental compensation) from the Termination Date through February 3, 2020, less all required tax withholdings and other deductions (“Severance”).  The Company will pay the Severance in equal installments commencing on the first regular payroll date after the date this Agreement becomes final, binding and irrevocable (as described below), but in no event later than the sixtieth (60th) day following Employee’s Termination Date.  The first Severance payment shall include payment of all amounts of such severance that otherwise would have been due prior to such date (without interest), applied as though such payments commenced on the next normal pay date immediately following Employee’s Termination Date; and
(b) If Employee timely elects to continue Employee’s group health benefits under COBRA, the Company will pay 100% of Employee’s COBRA premiums for coverage through February 3, 2020 or when Employee ceases to be eligible for COBRA, whichever occurs first.  If Employee is still unemployed after February 3, 2020, the Company agrees to continue paying 100% of Employee’s COBRA premiums through May 3, 2020, provided that Employee makes a good faith effort to obtain employment. Thereafter, Employee must pay the full cost of Employee’s COBRA premiums to continue Employee’s COBRA coverage.

4. Release of Claims.
(a) Subject to Sections 4(b) and (c), Employee, on behalf of Employee and Employee’s heirs and personal representatives, hereby releases and forever discharges the Company, its direct and indirect subsidiaries, divisions, parents, affiliates, companies under common control of any of the foregoing, predecessors, successors, and assigns, and its and their past, present and future shareholders, partners, principals, managers, members, directors, officers, employees, agents, attorneys, insurers, employee benefit plans, trustees and all others acting in concert with them (collectively, the “Released Parties”), from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, that Employee has or may have through the date Employee signs this Agreement, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that Employee signs this Agreement, including, but not limited to, claims for breach of any express or implied contract, wrongful termination, retaliation, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination or harassment based on race, religion, sex, age, color, handicap and/or disability, national origin or any other protected class and any other claim based on or related to Employee’s employment with the Company or Employee’s departure therefrom, including, but not limited to, claims for violation of the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the False Claims Act, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, and any other federal, state or local statute or regulation, all as amended.
(b) Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to release any claims that cannot be released by law, such as claims for vested pension benefits or claims for workers’ compensation benefits, or release any rights to a defense or indemnification from the Company or its insurers for actions Employee took or failed to take during the course of Employee’s employment with the Company.
(c) Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to prevent, restrict or otherwise interfere with Employee’s right to (i) file a charge or complaint with any appropriate federal, state or local agency or court, (ii) testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such agency or court, (iii) enforce this Agreement, (iv) seek a judicial determination of the validity of the release of Employee’s rights under the Age Discrimination in Employment Act, or (v) report violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), receive any financial awards from the SEC or OSHA for reporting possible violations of federal law or regulation, or make other disclosures protected under the whistleblower provisions of state or federal law or regulation.

(d) If an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a) of this Agreement, Employee hereby agrees to not, directly or indirectly, accept, recover or receive any resulting monetary damages or other equitable relief that otherwise would be due, and Employee hereby expressly waives any rights to any such recovery or relief, except as permitted by Section 4(c)(v).
(e) In further consideration of the payments and benefits provided to the Employee in this Agreement, the Employee hereby irrevocably and unconditionally fully and forever waive, release, and discharge Company from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.  By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Agreement in its entirety and understands all of its terms;  (ii) by this Agreement, the Employee has been advised in writing to consult with an attorney of the Employee’s choosing and has consulted with such counsel as the Employee believed was necessary before signing this Agreement; (iii) the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it; and (iv) the Employee is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled; (v) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Employee signs this Agreement.  The provisions contained in this subsection of the Agreement are subject to the time limits regarding acceptance and revocation as set forth in Section 5 of this Agreement.
5. Time Limits, Revocation and Effective Date.
(a) Employee acknowledges and agrees that Employee initially received this Agreement on May 6, 2019.  Employee has up to twenty-one (21) days from the date Employee received this Agreement to consider its terms.  Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period.  If Employee signs this Agreement, Employee may still revoke Employee’s acceptance of the Agreement for up to seven (7) days after Employee signs it, by notifying the Company in writing before the expiration of that seven-day period.  The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to:
J. Daniel Moon IV
8700 Perry Highway
Pittsburgh, PA 15237
(b) If not revoked, this Agreement will become effective on the 8th day after Employee signs it.  If Employee does not sign this Agreement within the 21-day period, or if Employee timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective and Employee will not be entitled to the Severance Benefits provided for in Section 3.

6. Consult With an Attorney.  The Company hereby advises Employee to consult with an attorney of Employee’s choice (at Employee’s expense) before Employee signs this Agreement.  The Company will rely on Employee’s signature on this Agreement as Employee’s representation that Employee read this Agreement carefully before signing it, and that Employee has a full and complete understanding of its terms.
7. Representations.  By signing below, Employee represents and agrees that the following are true and correct:
(a) Except for the wages and benefits to be paid to Employee regardless of whether Employee signs this Agreement, as described in Section 2, the Severance Benefits to be paid under this Agreement, and any vested pension benefits Employee may be entitled to receive, the Company does not owe Employee any other wages, compensation, or benefits of any kind or nature;
(b) The Company has provided Employee with all leave to which Employee was entitled and, to the best of Employee’s knowledge, Employee is not suffering from any work-related injuries;
(c) Employee has notified the Company of any charge or complaint Employee filed with any agency or court that is still pending before such court or agency;
(d) The Severance Benefits described in Section 3 are things that Employee is not entitled to receive in the absence of this Agreement;
(e) Employee has returned to the Company all property and information that belongs to the Company, including, but not limited to the following (where applicable):  automobile; computers (desktop and laptop); phone; tablet; iPad; devices (including usb, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information.  Employee shall search Employee’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Employee has disclosed all Company property in Employee’s possession or control and returned such property as directed by Company;
(f)  Employee has not asserted a claim for sexual harassment or sexual abuse against any of the Released Parties, Employee is not aware of any facts supporting such a claim, and Employee and the Company expressly acknowledge and agree that the Separation Benefits described in Section 3 are not being paid in settlement of any claim for sexual harassment or sexual abuse or attorneys’ fees related to such a claim; and
(g) Employee’s termination does not trigger any Change in Control obligations and/or benefits set forth in Section 5 of Employee’s Employment Agreement.
8. No Re-employment.  Employee acknowledges and agrees that she shall not knowingly re-apply for employment with the Released Parties, nor will Employee knowingly accept any employment or otherwise work for the Released Parties.  Further, Employee agrees that her forbearance to seek future employment with the Released Parties is purely contractual and is in no way involuntary, discriminatory, retaliatory, or in violation of any contract or policy of the Released Parties.  If Employee applies for employment with the Released Parties, the Released Parties are not under any obligation to process or otherwise act upon such application.

9. Confidential Information.
(a) Employee will not disclose to any third parties any of the trade secrets and other confidential proprietary information of the Company, including, but not limited to, information regarding the Company’s operations, products, services, suppliers, customers, research, development, new products, marketing, marketing plans, business plans, budgets, finances, licenses, prices, and costs (“Confidential Information”) without the express written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion.  Notwithstanding the foregoing, this Agreement does not prohibit Employee from disclosing Confidential Information (i) as part of truthful testimony in response to compulsory legal process, (ii) while participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, (iii) to a government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, in conformity with the Defend Trade Secrets Act, or (iv) in a complaint or other document filed in a lawsuit or other legal proceeding, so long as such filing is made under seal and in conformity with the Defend Trade Secrets Act.
(b) Employee’s obligations under this Section include, but are not limited to, any and all Confidential Information the Company provided to Employee, Employee developed on behalf of the Company, or to which Employee had access, as well as information third parties provided to the Company that the Company is obligated to keep confidential.
10. Applicable Law; Jurisdiction and Venue.
(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law.
(b) Employee consents to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within the Commonwealth of Pennsylvania, and Employee irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts.  Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404,or similar state or federal statutes.
11. Entire Agreement; Other Agreements.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representation, promise, or agreement, oral or written, relating hereto that is not contained herein shall be of any force or effect.  Moreover, this Agreement supersedes any prior agreement between the parties, including Employee’s Employment Agreement.  In consideration for executing this Agreement, the Company hereby releases Employee from the non-compete restriction set forth in Section 6 of her Employment Agreement.  The Parties agree that the remaining obligations set forth in Section 6 of her Employment Agreement, including, but not limited to the non-solicitation and confidentiality obligations, remain in effect and are not superseded by the terms of this Agreement.

12. No Disparagement.  Employee will not make any defamatory or intentionally disparaging statements to any third parties regarding the Company, its services, or any of its employees, officers, or owners.  Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Employee under Sections 4(b) or (c). J. Daniel Moon IV, President of SSB Bank, agrees not to make any defamatory or intentionally disparaging statements to any third parties regarding Employee.  Further, Mr. Moon agrees to instruct Benjamin Contrucci, CFO of SSB Bank, and members of the Board of Trustees of SSB Bank to refrain from making any defamatory or intentionally disparaging statements to any third party regarding Employee.
13. References.  Employee agrees to direct all references to J. Daniel Moon IV, President of SSB Bank. In response to a request for a reference, SSB Bank will provide only Employee’s name, job title, and final rate of pay (if requested). SSB also agrees to provide Employee with a draft letter (see Exhibit A attached hereto) that highlights Employee’s accomplishments and thanks her for her service.
14. No Admissions.  Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.
15. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties.  Delivery of executed pages by facsimile transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.
16. Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement.  Employee has no right to assign this Agreement.
17. Acknowledgements.  Employee hereby acknowledges that Employee (a) has read this Agreement and understands all of its provisions; and (b) voluntarily enters into this Agreement, which is contractual in nature and contains a general release of claims.
18. Severability.  If any term, provision or Section of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or Section, and such determination shall not affect the remaining terms, provisions or Sections of this Agreement, which shall continue to be given full force and effect.

19. 409A.  The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  Each payment under this Agreement shall be considered a separate and distinct payment.  Employee shall have no right to designate the date of any payment under this Agreement.  Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A.  The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A on any person and neither the Company, nor its subsidiaries or affiliates, nor any of their employees, officers, directors or other representatives shall have any liability to Employee with respect thereto.
20. Further Assurances.  Employee and the Company each agree to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.
21. Cooperation.
(a) Employee will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Employee’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, including on May 17, 18, and 19, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Employee’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company.
(b) To the extent that Employee incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Employee’s cooperation with the Company as contemplated by this Section 20 (“Cooperation Expenses”), the Company will promptly reimburse Employee (or will cause Employee to be promptly reimbursed) for such Cooperation Expenses, provided they are reasonable and were approved by the Company in advance.
(c) The Company will pay Employee for her assistance with transitioning matters, including on May 17, 18, and 19 at the fair market value contractor rate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.
SSB Bank
By /s/ J. Daniel Moon, IV
Name J. Daniel Moon, IV
Title President and CEO
Date May 15, 2019
SSB Bancorp, Inc.
By /s/ J. Daniel Moon, IV
Name J. Daniel Moon, IV
Title President
Date May 15, 2019
SSB Bancorp, MHC
By /s/ J. Daniel Moon, IV
Name J. Daniel Moon, IV
Title President
Date May 15, 2019

/s/ Jennifer Harris
Employee
May 24, 2019
Date